Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT (BRG)
Announces Monthly Common Stock Dividends

for Second Quarter 2014

New York, NY (Apr. 8, 2014) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (the "Company"), today announced that its Board of Directors has authorized and the Company has declared monthly cash dividends for the second quarter of 2014 equal to a quarterly rate of $0.29 per share on the Company's Class A common stock and $0.29 per share of Class B common stock.

The monthly dividend on the Class A common stock and Class B common stock will be as follows: $0.096666 per share to be paid on May 5, 2014 to shareholders of record on April 25, 2014; $0.096667 per share to be paid on June 5, 2014 to shareholders of record on May 25, 2014; and $0.096667 per share to be paid on July 5, 2014 to shareholders of record on June 25, 2014.

About Bluerock Residential Growth REIT, Inc.
Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust formed to acquire a diversified portfolio of institutional-quality apartment properties in demographically attractive growth markets throughout the United States. The Company has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward Looking Statements
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated March 28, 2014 and filed by the Company with the Securities and Exchange Commission (“SEC”) on April 1, 2014, and subsequent filings by the Company with the SEC.

Contact
(Media)
Josh Hoffman
(208) 475.2380
jhoffman@bluerockre.com

##